Exhibit 4.1

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

Gopher Protocol Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Series H Preferred Stock of the Corporation be adopted and issued as follows:

1. Designation and Authorized Shares. The Corporation shall be authorized to issue 40,000 shares of Series H Preferred Stock, par value $0.00001 per share (the "Series H Preferred Stock").

2. Stated Value. The stated value of each issued shares of Series H Preferred Stock shall be deemed to be $500.00 (the "Stated Value").

3. Voting. Except as otherwise expressly required by law, each holder of Series H Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation on an as converted basis (see Exhibit A)

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 3-6-09

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Exhibit A

4. Liquidation; Dividends. The Series H Preferred Stock (the "Preferred Stock") shall have no liquidation or dividend rights.

5. Conversion.

(a) Subject to the Corporation increasing its shares of authorized common stock, each share of Series H Preferred Stock shall be convertible into shares of Common Stock determined by dividing the Stated Value of such share by the Set Price, at the option of the Holder, at any tirne and from time to tirne. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a "Notice of Conversion"), to the attention of Chief Financial Officer. Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion to the Corporation by facsimile (the "Conversion Date"). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. The Preferred Stock shall automatically convert into shares of Common Stock upon the increasing its shares of authorized common stock to allow for full conversion of the Preferred Stock.

(b) (i) The conversion price for each share of Preferred Stock shall equal to $0.10 per share (the "Set Price").

(ii) if the Corporation, at any time while the Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then the Set Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

6. Fractional Shares. Series H Preferred Stock may only be issued in whole shares and not in fractions of a share. If any interest in a fractional share of Series H Preferred Stock would otherwise be deliverable to a person entitled to receive Series H Preferred Stock, the Corporation shall make adjustment for such fractional share interest by rounding up to the next whole share of Series H Preferred Stock.

7. Record Holders. The Corporation and its transfer agent, if any, for the Series H Preferred Stock may deem and treat the record holder of any shares of Series H Preferred Stock as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

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ANNEX A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to convert shares of the Series H Preferred Stock)

The undersigned hereby elects to convert the number of shares of the Series H Preferred Stock indicated below, into shares of common stock, $0.00001 par value per share (the "Common Stock"), of Gopher Protocol Inc., a Nevada corporation (the "Corporation"), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith . No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion

____________________________________________________

Number of shares of Preferred Stock owned prior to Conversion

____________________________________________________

Number of shares of Preferred Stock to be Converted

____________________________________________________

Stated Value of shares of Preferred Stock to be Converted

____________________________________________________

Number of shares of Common Stock to be Issued

____________________________________________________

$0._ per share
____________________________________________________

Applicable Conversion Price

____________________________________________________

Number of shares of Preferred Stock subsequent to Conversion

____________________________________________________

[HOLDER]

By:________________________

Name:______________________

Title: _______________________

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